Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND SIX-MONTH

PERIODS ENDED JUNE 30, 2016

MELVILLE, N.Y., August 12, 2016 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from continuing operations for the three and six-month periods ended June 30, 2016. P&F Industries, Inc. is reporting second quarter of 2016 revenue from continuing operations of $15,637,000, compared to $16,058,000, for the second quarter of 2015. For the six-month period ended June 30, 2016, the Company’s revenue from continuing operations was $30,136,000, compared to $30,617,000, during the same period a year ago. The Company is reporting a loss of $8,178,000 and $8,069,000 from continuing operations before taxes, for the three and six-month periods ended June 30, 2016, both of which include a non-cash impairment charge to goodwill and other intangible assets of $8,311,000. Income from continuing operations before income taxes were $910,000 and $1,498,000, respectively, for the same periods in 2015.  The Company is reporting a net loss from continuing operations for the three and six-month periods ended June 30, 2016 of $5,370,000 and $5,304,000, respectively, compared to net income from continuing operations during the same periods in 2015 of $632,000 and $1,005,000.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Notwithstanding the non-cash impairment charge noted above, P&F continues to be a financially sound company with a strong balance sheet. As such, during the second quarter of this year, we paid a special $0.50 per common share dividend, as well as our first quarterly $0.05 per common share dividend, and in July 2016, we paid the second quarterly $0.05 per common share dividend”.

Mr. Horowitz added, “The most significant issue confronting our company, and we believe others serving the oil and gas industry, continues to be the on-going weakness in the oil and gas exploration and extraction sector. This issue has been a primary factor for the decline in Hy-Tech’s performance. Compounding sluggish sales was the fact that during the second quarter, Hy-Tech had been advised by one of its larger customers that it would cease placing new orders. We believe that purchases from this customer may not recover until the oil and gas exploration and extraction market rebounds. Primarily driven by the issue noted above, as well as other factors, we revised Hy-Tech’s long range forecasts, and in doing so, determined that its assets were impaired, in turn leading to the non-cash impairment charge taken this quarter. Additionally, we adjusted the carrying value of certain components of Hy-Tech’s inventory, adversely affecting this quarter’s gross margin. We are continuing to pursue alternate markets for Hy-Tech’s products, as well as leverage its manufacturing expertise. Lastly, we have implemented various cost cutting measures to help mitigate the situation going forward.”

Mr. Horowitz continued, “It should be noted that the weakness in the oil and gas sector has had less of an impact on Florida Pneumatic, as its revenue is much more diverse than that of Hy-Tech. As such, I am pleased to report that Florida Pneumatic had a successful quarter with sales increasing by 6.1%. This increase was primarily driven by their automotive line of pneumatic tools and accessories, whose revenue was just shy of $3.9 million, the best revenue quarter for Florida Pneumatic’s automotive line.”

Mr. Horowitz concluded his remarks by stating, “The Goodwill and Intangibles adjustment is indicative of Hy-tech’s historical reliance on the oil and gas exploration and extraction markets. However, our current internal initiatives and acquisition strategy is no longer focusing on this sector. We have confidence these new programs will lead to a more valuable and resilient Hy-Tech and P&F, further strengthening what we already believe is a sound enterprise.  In conclusion, we remain optimistic about the future.”

The Company will be reporting the following:

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market; retail, industrial/catalog and the automotive market. It also generates revenue from its Berkley products line as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2016		2015		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$7,232,000	56.8%	$7,039,000	58.6%	$193,000	2.7%
Automotive	3,892,000	30.5	3,041,000	25.3	851,000	28.0
Industrial/catalog	1,371,000	10.8	1,689,000	14.1	(318,000)	(18.8)
Other	243,000	1.9	234,000	2.0	9,000	3.8
Total	$12,738,000	100.0%	$12,003,000	100.0%	$735,000	6.1%

	Six months ended June 30,
	2016		2015		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$12,780,000	54.2%	$12,316,000	55.3%	$464,000	3.8%
Automotive	7,613,000	32.3	6,137,000	27.6	1,476,000	24.1
Industrial/catalog	2,728,000	11.6	3,270,000	14.7	(542,000)	(16.6)
Other	447,000	1.9	534,000	2.4	(87,000)	(16.3)
Total	$23,568,000	100.0%	$22,257,000	100.0%	$1,311,000	5.9%

The most significant factor contributing to Florida Pneumatic’s total revenue growth in the second quarter of 2016, compared to the second quarter of 2015, is the incremental automotive revenue generated by the AIRCAT and NITROCAT pneumatic tool lines, being slightly offset by a modest decline in UAT revenue, which is included in the automotive sector. This growth is primarily attributable to new product releases and expanded marketing efforts. Florida Pneumatic intends to release additional new products into the automotive market during the remainder of 2016. A portion of UAT’s revenue is derived from the sale of pneumatic air tools to customers that are located and operate in the North Sea region of Scotland, and whose businesses are in the oil and gas sector. As a result of the ongoing weakness in the global oil and gas exploration sector in the geographic area that UAT currently services, revenue from this particular portion of UAT’s customer base declined, when comparing the three-month periods ended June 30, 2016 and 2015. We are currently developing a marketing strategy that is intended to enable UAT to expand its presence into other Western European countries; however no specific timetable has been established for this expansion. With respect to Florida Pneumatic’s Retail revenue, during the second quarter of 2016, there was a modest 2.7% increase over the same period in 2015, as shipments to Sears increased, partially offset by a reduction in shipments to The Home Depot. We continue to encounter weakness in the Industrial/catalog market, with the decline this quarter compared to the same period a year ago, occurring most notably in the aerospace and oil and gas exploration/production channels. Additionally, during the second quarter of 2015, we shipped special orders aggregating approximately $227,000, whereas only $66,000 of similar orders were shipped during the second quarter of 2016, which contributed to the decline in our Industrial/catalog revenue.

When comparing the six-month periods ended June 30, 2016 and 2015, the growth in the Automotive sector is the most significant component of Florida Pneumatic’s overall revenue improvement. This growth continues to be driven by the release of new, improved and enhanced products, broadening the product line offering, as well as expanded marketing efforts. Our Retail revenue on a year-to-date basis has improved over the same period in 2015, due to increases in shipments to Sears, partially offset by a decline in sales to The Home Depot. Florida Pneumatic’s Industrial/catalog revenue remains sluggish, as the oil and gas sector, which is a major component of this category remains, in our opinion, extremely constricted. Further, special order shipments declined to $197,000 during the first six months of 2016, from $428,000 shipped during the same period a year ago, which has also contributed to this decline in revenue.

Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as “ATP”. Hy-Tech Machine also manufactures products primarily marketed to the mining, construction and industrial manufacturing sectors. These products along with gears, sprockets, splines, and hydraulic stoppers are aggregated as “Other”.

	Three months ended June 30,
	2016		2015		Decrease
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,490,000	85.9%	$3,557,000	87.7%	$(1,067,000)	(30.0)%
Other	409,000	14.1	498,000	12.3	(89,000)	(17.9)
Total	$2,899,000	100.0%	$4,055,000	100.0%	$(1,156,000)	(28.5)%

	Six months ended June 30,
	2016		2015		Decrease
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$5,896,000	89.8%	$7,130,000	85.3%	$(1,234,000)	(17.3)%
Other	672,000	10.2	1,230,000	14.7	(558,000)	(45.4)
Total	$6,568,000	100.0%	$8,360,000	100.0%	$(1,792,000)	(21.4)%

The on-going weakness in the oil and gas exploration and extraction sector continues to be the primary factor contributing to a decline in Hy-Tech’s second quarter of 2016 ATP revenue, compared to the same period in the prior year. This weakness continues to be a significant factor in the decline in demand of Hy-tech’s pneumatic tools, spare/replacement parts and drilling motors. Evidencing this decline is the fact that according to information published by Baker Hughes Incorporated: (a) the average U.S. rig count for June 2016 was 417, down 444 from the 861 counted in June 2015; (b) the average Canadian rig count for June 2016 was 63, down 66 from the 129 counted in June 2015; (c) the worldwide rig count for June 2016 was 1,407, down 729 from the 2,136 counted in June 2015. Contributing to the decline in revenue is the fact that a former major customer of Hy-Tech is currently sourcing internally, certain impact wrenches and other products that it had formerly purchased from Hy-Tech. Additionally, a large customer that was acquired in the ATSCO acquisition has dramatically reduced purchases. We believe that purchases from this customer may not recover until the oil and gas exploration and extraction market recovers. The negative impact caused by these two customers account for more than 50% of the drop off in revenue this quarter compared to the second quarter of 2015. The decline in Hy-Tech’s Other revenue was driven primarily due to weakness this quarter in specialty manufacturing for the mining, mine safety and railroad markets.

ATP’s revenue for the first six months of 2016 declined, compared to the same six-month period in 2015, due primarily to: i) on-going weakness in the domestic oil and gas exploration and extraction and related services sector; ii) loss of revenue due to a customer’s decision to source certain products internally; iii) a major downturn in orders from a large customer, and iv) weakness in the other sectors in which Hy-Tech markets its products, such as mining, and railroad. We believe that should the oil and gas sector remain at or near current levels of exploration and extraction, it is likely that future periods may reflect a decline in revenue when compared to the prior year. Hy-Tech’s Other revenue for the six-month period ended June 30, 2016, is lower than the same period a year ago, due primarily to a $240,000 order that shipped in the first quarter of 2015, not recurring thus far in 2016, and overall weakness in the specialty manufacturing for the mining, mine safety and railroad markets. To mitigate this sluggishness, Hy-Tech is continuing to pursue alternate markets and applications of its air tools and motors, as well as to utilize and emphasize its manufacturing expertise. We believe this course of action should generate new sources of revenue in late 2016 or early 2017.

Gross Margins / Profits

	Three months ended June 30,				Increase (Decrease)
	2016		2015		Amount		%

Florida Pneumatic	$4,727,000		$4,227,000		$500,000		11.8
As percent of respective revenue		37.1%		35.2%	1.9	% pts
Hy-Tech	$578,000		$1,604,000		$(1,026,000)		(64.0)
As percent of respective revenue		19.9%		39.6%	(19.7	)% pts
Total	$5,305,000		$5,831,000		$(526,000)		(9.0)
As percent of respective revenue		33.9%		36.3%	(2.4	)% pts

	Six months ended June 30,				Increase (decrease)
	2016		2015		Amount		%
Florida Pneumatic	$8,851,000		$8,052,000		$799,000		9.9
As percent of respective revenue		37.6%		36.2%	1.4	% pts
Hy-Tech	$1,670,000		$3,278,000		$(1,608,000)		(49.1)
As percent of respective revenue		25.4%		39.2%	(13.8	)% pts
Total Tools	$10,521,000		$11,330,000		$(809,000)		(7.1)
As percent of respective revenue		34.9%		37.0%	(2.1	)% pts

Florida Pneumatic’s second quarter of 2016 gross margin improvement over the same period a year ago was driven primarily by customers / product mix. Additionally, the foreign exchange rate of the U.S. Dollar to the Taiwan Dollar was more favorable than during the second quarter of 2015. In light of current conditions in the primary market that Hy-Tech serves, that being the oil and gas exploration and extraction sector, we examined the carrying value of certain components of its inventory and determined that it was necessary to lower its carrying value to fair value. This adjustment negatively impacted Hy-Tech’s second quarter of 2016’s gross profit and gross margins. Further, Hy-Tech’s gross profit this quarter is lower compared to the same period in 2015, due in part to lower overhead absorption, which in turn is due primarily to lower manufacturing activity, being driven by the ongoing weakness in the oil and gas sector and key customer declines.

The primary factors contributing to the increase in Florida Pneumatic’s gross margins for the six months ended June 30, 2016, compared to the same period in the prior year include more favorable customer / product mix, favorable foreign exchange and slightly lower cost of product. With respect to Hy-Tech’s gross margins for the first six months of 2016, in addition to the factors occurring during the second quarter of this year discussed earlier, during the first quarter of 2016, Hy-Tech manufactured and sold very low gross margin products to a key ATSCO customer. We decided to phase out the production of this product during the remainder of this year. While this decision will have an effect on Hy-Tech’s revenue, it will have an immaterial effect on their overall gross margin.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2016, our SG&A was $5,154,000 or 33.0% of revenue, compared to $5,129,000, or 31.9% of revenue during the same three-month period in 2015. Although there was a decline in net revenue, our SG&A increased $25,000, or 0.5%. This net increase was due in large part to increases in Automotive and, to a lesser extent, Retail revenue, both of which drive variable expenses. ATP revenue, which declined this quarter compared to the same period last year, has less impact on variable expenses. As such, variable expenses increased this quarter by $155,000 compared to the same period in 2015. Our compensation expense, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, decreased $46,000, and our professional fees and related expenses declined $80,000 this quarter compared to the same three-month period in 2015.

During the six months ended June 30, 2016, our SG&A was $10,173,000 or 33.8% of revenue, compared to $10,046,000, or 32.8% of revenue during the same six-month period in 2015. A significant component of this change is due to an increase in incremental variable costs and expenses, which this quarter increased by $301,000, compared to the same six-month period in the prior year. Similar to our second quarter, this net increase was due in large part to increased Automotive and, to a lesser extent, Retail revenue, both of which drive variable expenses. ATP revenue, which declined during the first six months of 2016, compared to the same period a year ago, has less of an impact on variable expenses. Additionally, general corporate expenses increased $56,000, and compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $6,000. Partially offsetting the above increases were reductions in professional fees and related expenses of $186,000 and lower stock-based compensation of $33,000.

Impairment of Goodwill and other intangible assets

During the second quarter of 2016, we determined that an interim impairment analysis of the goodwill and other intangibles recorded in connection with Hy-Tech and ATSCO was necessary based on consideration of a number of factors, which included: i) continued weakness in oil and gas exploration and extraction; ii) the recent loss of a major portion of revenue from one of its larger customers; and iii) recent significant reductions/guidance of forecasted purchases from the largest customer acquired in the ATSCO acquisition. As a result of the aforementioned it was determined that Hy-Tech’s short and long-term projections indicated an inability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets necessitating the impairment charge. As a result, in accordance with current accounting literature, we recorded an impairment charge of $8,311,000 relating to goodwill and other intangible assets during the second quarter of 2016. Should market conditions in the sectors in which Hy-Tech operates worsen, we could incur additional impairment charges in future periods.

Other income – net

The table below provides an analysis of our Other income-net from continuing operations for the three and six-month periods ended June 30, 2016 and 2015:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Lease income-net	$18,000	$36,000	$32,000	$71,000
Fair value reduction in contingent consideration	—	201,000	—	201,000
Total	$18,000	$237,000	$32,000	$272,000

Lease income-net is income and related expenses incurred in connection with the lease on the building owned by Countrywide. The balance for the three-month and six-month periods ended June 30, 2015, consists primarily of an adjustment to additional consideration due to the sellers of UAT.

Interest

	Three months ended June 30,		Increase (Decrease)
	2016	2015	Amount	%
Interest expense attributable to:
Short-term borrowings	$23,000	$—	$23,000	NA %
Term loans, including Capital Expenditure Term Loans	3,000	1,000	2,000	200.0%
Amortization expense of debt financing costs	10,000	28,000	(18,000)	(64.3)

Total	$36,000	$29,000	$7,000	24.1%

	Six months ended June 30,		Increase (Decrease)
	2016	2015	Amount	%
Interest expense attributable to:
Short-term borrowings	$26,000	$—	$26,000	NA %
Term loans, including Capital Expenditure Term Loans	4,000	1,000	3,000	300.0%
Amortization expense of debt financing costs	108,000	57,000	51,000	89.5%

Total	$138,000	$58,000	$80,000	137.9%

Our short-term and term loan interest expense incurred during the three and six-month periods ended June 30, 2015 of $172,000 and $335,000, respectively, and for the period January 1, 2016 through February 11, 2016 of $60,000, the effective date of sale of Nationwide (the “Closing Date”), are included in discontinued operations. Additionally, the $18.7 million cash received from the sale of Nationwide significantly reduced or eliminated the term loans that were included in the Credit Agreement with Capital One Bank, N.A. As a result, we wrote down the deferred financing costs associated with the repayment of those term loans. As such, $80,000 is included in amortization expense of debt financing costs in our interest expense for the six-month period ended June 30, 2016.

Primarily the result of the cash received from the sale of Nationwide, our average balance of short-term borrowings during the three-month period ended June 30, 2016, was $2,978,000, compared to $17,430,000 during the three-month period ended June 30, 2015. Short-term borrowings during the six-month period ended June 30, 2016, was $4,103,000, compared to $15,446,000 during the six-month period ended June 30, 2015.

Income Taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit applicable to continuing operations, on a year-to-date basis, and may change in subsequent interim periods. As a result, our effective tax rate applicable to continuing operations for the three and six-months ended June 30, 2016 was 34.3%. For the same periods in 2015 our effective tax rate applicable to continuing operations were 30.5% and 32.9%, respectively. The Company’s effective tax rates for both periods were affected primarily by state taxes and non-deductible expenses.

Discontinued operations

The Company recognized a gain of $12,185,000, on the sale of Nationwide during the three-month period ended March 31, 2016, which represents the difference between the adjusted net selling price and the carrying book value of Nationwide. During the three month period ended June 30, 2016 we incurred an additional $14,000 in expenses related to the sale. However, for income tax purposes, the Company’s tax basis in Nationwide was greater than the net proceeds, thus resulting in a tax loss. This loss has been recorded as a tax benefit of $141,000. This tax benefit may only be applied against future capital gain transactions.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, August 12, 2016, at 11:00 A.M., Eastern Time, to discuss its results for three and six-month periods ended June 30, 2016. Investors and other interested parties who wish to listen to or participate can call 888-481-2844. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 13, 2016.

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, automotive related maintenance and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$907	$927
Accounts receivable - net	10,406	8,477
Inventories	20,207	19,783
Prepaid expenses and other current assets	1,212	1,032
Assets of discontinued operations	---	8,435

Total current assets	32,732	38,654

Net property and equipment	9,399	9,472
Goodwill	4,792	10,154
Other intangible assets - net	7,476	11,098
Deferred income taxes - net	707	---
Other assets – net	1,824	234
Total assets	$56,930	$69,612

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,706	$9,623
Accounts payable	2,793	2,791
Accrued compensation and benefits	1,071	1,718
Accrued other liabilities	1,888	1,666
Current maturities of long-term debt	24	491
Liabilities of discontinued operations	---	1,342

Total current liabilities	8,482	17,631

Long-term debt, less current maturities	89	5,936
Deferred tax liability - net	---	2,175
Other liabilities	219	228

Total liabilities	8,790	25,970

Total shareholders' equity	48,140	43,642

Total liabilities and shareholders' equity	$56,930	$69,612

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2016	2015	2016	2015

Net revenue	$15,637	$16,058	$30,136	$30,617
Cost of sales	10,332	10,227	19,615	19,287
Gross profit	5,305	5,831	10,521	11,330
Selling, general and administrative expenses	5,154	5,129	10,173	10,046
Impairment of goodwill and other intangible assets	8,311	---	8,311	---
Operating (loss) income	(8,160)	702	(7,963)	1,284
Other income -net	(18)	(237)	(32)	(272)
Interest expense	36	29	138	58
(Loss) income before income taxes	(8,178)	910	(8,069)	1,498
Income tax (benefit) expense	(2,808)	278	(2,765)	493

(Loss) income from continuing operations	(5,370)	632	(5,304)	1,005

Net income from discontinued operations, net of tax of $-0- and $38, for the three and six-month periods ended June 30, 2016, and $377 and $612 for the three and six months ended June 30, 2015.	---	680	72	1,088
(Loss) gain on sale of discontinued operations, net of tax of $-0- and $141 for the three and six-month periods ended June 30, 2016	(14)	---	12,171	---
Net (loss) income from discontinued operations, net of tax	(14)	680	12,243	1,088
Net (loss) income	$(5,384)	$1,312	$6,939	$2,093

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Basic (loss) earnings per share
Continuing operations	$(1.49)	$0.17	$(1.47)	$0.28
Discontinued operations	---	0.19	3.40	0.30
Net (loss) income	$(1.49)	$0.36	$1.93	$0.58

Diluted (loss) earnings per share
Continuing operations	$(1.49)	$0.17	$(1.47)	$0.27
Discontinued operations	---	0.18	3.40	0.29
Net (loss) income	$(1.49)	$0.35	$1.93	$0.56

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT CHARGE AND AMORIZATION FROM CONTINUING OPERATIONS
(Unaudited)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2016	2015	2016	2015
Net (loss) income from continuing operatons	$(5,370,000)	$632,000	$(5,304,000)	$1,005,000
Add:
Impairment of Goodwill and other intangible assets	8,311,000	---	8,311,000	---
Depreciation and amortization	692,000	703,000	1,409,000	1,387,000
Interest expense	36,000	29,000	138,000	58,000
(Benefit) provision for income taxes	(2,808,000)	278,000	(2,765,000)	493,000

EBITDIA (1)	$861,000	$1,642,000	$1,789,000	$2,943,000

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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